June 3, 2010

Jean C. Benson
MoneyGram International, Inc.

Dear Jean:

On behalf of MoneyGram Payment Systems, Inc. (“MoneyGram”), thank you for your continued commitment to MoneyGram. In recognition of this commitment and our hope that you will continue to apply your knowledge and skills at MoneyGram, we would like to offer you a Retention Bonus. This letter outlines our offer of a Retention Bonus and will serve as a formal agreement (“Agreement”) between you and MoneyGram.

Your commitment would be to:

•	Continue to perform your assigned responsibilities at a performance level consistent with your past performance and in furtherance of the objectives established for your responsibilities; and

•	Comply with all applicable MoneyGram policies, practices and procedures that apply to all employees.

Subject to the conditions outlined in this letter, our consideration for your commitment will be a Retention Bonus of $50,000 (less applicable taxes and withholdings) payable within 10 business days following March 31, 2011. Should you resign your employment or be terminated for cause at any time on or before March 31, 2011, you will not receive any portion of the Retention Bonus. Should your employment terminate for any other reason on or before March 31, 2011, you will receive the Retention Bonus

Except as explicitly stated in this Agreement, all other terms and conditions of your employment, including but not limited to your status as an at-will employee, remain the same. The terms of this Agreement may not be waived or modified except in writing signed by both you and MoneyGram.

Sincerely,

/s/ Karen Tooker
Karen Tooker
VP Executive Compensation, Benefits &

Corporate Services

Please indicate your acceptance and understanding of this offer by returning a signed copy of this letter to me.

Accepted by:	/s/ Jean C. Benson	Date: 6/4/10

Jean C. Benson